Exhibit 10.1

Harvey B. Grossblatt

28 Westspring Way

Lutherville, Maryland 21093

                               November 18, 2024

Universal Security Instruments, Inc.

11407 Cronhill Drive, Suite A

Owings Mills, Maryland 21117

Gentlemen:

Reference is made to the Second Amended and Restated Employment Agreement by and between Universal Security Instruments, Inc., a Maryland corporation (the “Company”) and me, dated July 18, 2005, as amended (the “Employment Agreement”). Capitalized terms not otherwise defined in this letter have the meanings ascribed to such terms in the Employment Agreement.

Reference is also made to the Asset Purchase Agreement by and between the Company, USI Electric, Inc., a wholly-owned subsidiary of the Company, and Feit Electric Company, Inc., a California corporation (“Feit Electric”), dated October 29, 2024 (the “Purchase Agreement”).

The sale of assets to Feit Electric pursuant to the terms of the Purchase Agreement would be a Change of Control as defined in the Employment Agreement. Furthermore, the Company will not renew my employment at the end of the current Employment Period (although it is anticipated that I will be retained by the Company following the Closing Date (as defined in the Purchase Agreement) to supervise the orderly liquidation of the Company’s remaining assets on terms to be agreed upon by me and the Company). In addition, following such Closing Date, I will be engaged by Feit Electric as contemplated by the Purchase Agreement and, in such capacity, the Company will allow me to share confidential information of the Company with Feit Electric.

In consideration of the above and the benefits that will accrue to all Company shareholders as a result of the Company’s transaction with Feit Electric pursuant to the Purchase Agreement, I hereby waive and agree to forever forego all severance and Change of Control payments and benefits due or which may become due to me pursuant to the terms of the Employment Agreement, other than a lump sum severance payment in an amount equal to the previous 12 months’ Annual Base Salary and last Bonus payable on, and measured as of, July 31, 2025, the last day of the Employment Period.

This waiver is only effective with respect to the closing of the transaction contemplated by the Purchase Agreement and will be void and of no affect in the event the Closing (as defined in the Purchase Agreement) does not take place for any reason whatsoever or with respect to a different transaction which would be a Change of Control.

If the Company agrees to the terms set forth in this letter, please countersign in the space provided below and return the countersigned copy to me. Thank you.

/s/
Harvey B. Grossblatt

AGREED:

UNIVERSAL SECURITY INSTRUMENTS, INC.

/s/
James B. Huff, Vice President